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Forward Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning.  These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including the timing to consummate the proposed merger, the risk that a condition to closing of the proposed merger may not be satisfied; our ability to achieve the synergies and value creation contemplated by the proposed merger; our ability to promptly and effectively integrate Credo’s businesses, and the diversion of management time on merger-related matters.  Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control.  Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this document to reflect the occurrence of events after the date of this document.

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Credo intends to file with the SEC and mail to its stockholders a proxy statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act in connection with the merger. This document will contain important information about Forestar, Credo, the merger and other related matters. Credo’s investors and security holders are urged to read this document carefully when it is available. Credo’s investors and security holders will be able to obtain free copies of the proxy statement and other documents to be filed with the SEC by Credo through the web site maintained by the SEC at www.sec.gov.   Credo’s investors and security holders may also obtain these documents, free of charge, from Credo’s website (www.credopetroleum.com) under the tab “Corporate Governance” and then under the heading “SEC Filings” or by contacting Credo’s Investor Relations Department at 303-297-2200.

Credo and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Credo stockholders in connection with the merger will be set forth in the proxy statement when it is filed with the SEC.  Credo’s investors and security holders can find information about Credo’s executive officers and directors in its definitive proxy statement filed with the SEC on February 28, 2012.

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JUNE 04, 2012 / 3:00PM, FOR - Forestar to Acquire Credo Petroleum

CORPORATE PARTICIPANTS

Anna Torma Forestar Group Inc. - Senior Vice President, Corporate Affairs

Jim DeCosmo Forestar Group Inc. - President, Chief Executive Officer

Flavious Smith Forestar Group Inc. - Executive Vice President, Minerals

Chris Nines Forestar Group Inc. - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Mark Weintraub Buckingham Research Group -Analyst

Eric Anderson Hartford Financials - Analyst

Albert Sebastian Prospect Advisors - Analyst

Fletchen Shaw - Analyst

Richard Dearnley Longport Partners - Analyst

Omari Ramirez Water Island Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Forestar Group, Conference Call. My name is Derrick, and I’ll be your operator for today. At this time, all participants are in a listen-only mode, we will facilitate a question-and-answer session at the end of the conference.

(Operator Instructions)

As a reminder this conference is being recorded for replay purposes.

I would now like to turn the conference Ms. Anna Torma, Senior Vice President of Corporate Affairs. Please proceed.

Anna Torma - Forestar Group Inc. - Senior Vice President, Corporate Affairs

Thanks; and good morning. I would like to welcome each of you who have joined us by conference call or webcast this morning, to discuss Forestar’s acquisition of Credo Petroleum. I’m Anna Torma, Senior Vice President, Corporate Affairs, and joining me on the call today is Jim DeCosmo, President and CEO; Chris Nines, Chief Financial Officer; and Flavious Smith, Executive Vice President, Minerals.

This call is being webcast and copies of the press release and presentation slides are now available on the Investor Relations section of our website at www.forestargroup.com. Before we get started, let me remind you to please review the warning statements in our press release and our slides as we will make forward-looking statements during the presentations. In addition, this presentation includes non-GAAP financial measures. The reconciliation to GAAP financial measures can be found on our website.

Thanks for your interest in Forestar. Now, let me turn the call over to Jim for details on the acquisition.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thank you, Anna. And welcome to everybody joining us this morning on the call. We are pleased to announce an important milestone along Forestar’s journey; one that we believe will deliver significant value for years to come.

Forestar signed a definitive agreement to acquire Credo Petroleum an all-cash transaction, totaling equity value of $146 million, of $15 — $14.50 per Credo share. That’s a 34% premium to Credo’s preannouncement price. The acquisition of Credo is centric to our strategy and our recently announced Triple in FOR initiatives designed to accelerate value realization, optimize transparency in disclosure, and raise net asset value through strategic and disciplined investment.

This acquisition is a unique opportunity that accomplishes multiple objectives. Credo owns leasehold interest in approximately 125,000 net mineral acres located in several of the most active oil and gas basins in the Continental US to include the Bakken and Three Forks formations and the Williston Basin of North Dakota.

Now let me share with some of the specific benefits we expect to realize through this acquisition. We believe the acquisition of Credo will provide Forestar with six key value drivers. Number one, the addition of Credo will double our production and reserves and enhance our oil and gas disclosures. 2011 pro forma production will increase over 71% in proven reserves by 136%.

In addition, one of our Triple in FOR commitments is to accelerate value realization from our mineral assets and expand disclosures by reporting additional reserve categories. Acquisition of Credo will benefit both of these efforts.

Number two, we will establish meaningful scaled ownership and operations in strategic and prolific basins. Acquisition of Credo will increase Forestar’s geographic and geologic diversity and provide many operating options. We will also have multiple near long-term oil and gas opportunities that we fully expect to deliver additional shareholder value.

Number three, we maintain a solid financial position. Following the acquisition, Forestar will continue to have a solid balance sheet with ample liquidity to execute our strategy and initiatives. Number four; we’ve had a strong operating platform for growth and investment. The combined oil and gas assets provide numerous opportunities for attractive investment across a number of basins in the formation.

Number five. Acquisition is expected to be accretive in our first full year of operations and exceeds our return requirements creating additional long-term value for our shareholders. And, number six. Have my options operate accelerates Forestar Minerals’ value realization. The combination of the two organizations and the ability to operate will provide an important tool needed to maximize the value of our mineral interest.

Following close, our options range from traditional lease bonus and royalty, independently operating with multiple options in between.

I’m going to hand the call over to Flav to provide some additional color relative to Credo’s oil and gas ownership and operation. Flav?

Flavious Smith - Forestar Group Inc. - Executive Vice President, Minerals

Thanks, Jim. As Jim said, Credo has leasehold interest of approximately 125,000 of net mineral acres. At year-end 2011, Credo had an interest in over 1,500 oil and gas wells that’s about 20% of working interest and nearly a third of those wells being operated by Credo.

Let me highlight the location and formation of Credo’s leasehold mineral interest. Over 6,000 net mineral acres are located approximately to the core of the prolific Bakken and Three Forks formation in the Williston Basin. Credo’s Bakken acreage is still in its infancy of development, which I’ll talk more about in a minute.

In the Texas Panhandle, Credo has about 4,000 net acres in the Anadarko Basin with multiple play potential. Three major targets in this acreage includes the proved Horizontal Tonkawa and the emerging Horizontal Cleveland both high liquids plays, as well as the traditional prolific Morrow gas formations.

In Kansas and Nebraska Credo has about 85,000 net mineral acres, targeting Lansing, Kansas City formation. Credo has about 200 square miles of 3-D seismic in this area and has drilled 128 wells with the success rate of 40%. We calculate that the initial de-risk estimates of reserves to be about 40,000 to 50,000 barrels of oil per well. Operations in Kansas and Nebraska look to be scalable and repeatable.

Credo’s acreage in the Bakken Three Forks is located in and around the core of the formation, just south of Parshall Field located on the Fort Berthold Reservation. Again, Credo is just beginning to benefit from its ownership in the Bakken, with significant opportunities for further growth and production reserves.

Credo has an approximate 8% average working interest and over 50 units in the Bakken Three Forks, and as of April 17th, has an interest in 16 producing wells. Presently 9 wells are being drilled or completed, with 9 more planned by year-end 2012. Assuming up to 8 wells per unit, as many large operators are projecting total Three Forks — Total Bakken and Three Forks Wells could reach 400 gross wells.

The average well production from the Bakken has exceeded over 500,000 barrels of oil equivalents. Based on these assumptions the Bakken and Three Forks resource potential for Credo could be 15 million to 20 million barrels of oil equivalent. Using an 8% working interest at $90 oil each well has the potential of generating $1 million net cash flow over the life of the wells.

Obviously, you will need to adopt your own set of assumptions in the calculations, but we think you will see that the potential of this acreage alone accounts for a significant portion of the value underlying our acquisition price.

Now, I’ll turn it back to Jim for additional details and the benefits of the acquisition.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thanks, Flav. The acquisition of Credo will meaningfully expand Forestar’s geographic and its geological footprint. Likewise, acquisition provides operation options and flexibility expected to generate near long-term value in both oil and natural gas. On a pro forma basis, Forestar would have approximately 720,000 net mineral acres located in 10 basins across 14 states.

In the near term, we’d expect that growth would be principally driven by oil and liquid-rich opportunities particularly in the Bakken and Three Forks in North Dakota, and Lansing, Kansas City Formation in Kansas and Nebraska. Furthermore, we will have the flexibility to respond to change in supply and demand fundamentals as conditions warrant.

Let’s review some of the other compelling value drivers of this opportunity. The combination of Credo and Forestar provides several additional value drivers. First, increase scale. In addition to expanding our portfolio, the acquisition of Credo will provide increased scale and reserves. Our pro forma PBT and value for year in 2011 will increase to over 140 million of future net cash flows in excess of $0.25 billion establishing a meaningful and a solid platform for additional growth and investment.

Second, financial strengths. The acquisition will further increase recurring cash flows. The combined assets and business will provide a number of opportunities to grow reserves and prove out leasehold and mineral value while averaging 3-D seismic, participating working interest and selectively operating a strategic oil and gas investment opportunity.

Moreover, additional oil and gas revenues within the overall portfolio will further diversify and stabilize cash flow and earnings. Likewise, our balance sheet will remain solid and support ongoing investment in exploration and production.

And third, disclosure benefit. Acquisition of Credo will expand our ability to operate, further enabling us to accelerate value realization from our minerals and report additional reserve categories. Forestar’s proved reserves on a 2011 pro forma basis increasing quantities by region and by product. At year-end 2011 Forestar’s reserves were 98% proved developed producing reserves, or PDPs. Through the acquisition of Credo, year-end 2011 of pro forma confined reserves will increase over 135% as we add new reserve category.

On a standalone basis, Credo’s proven reserves on a BOE basis at year-end 2011 were 42% proved developed producing, 7% proved developed non-producing, and 51% proved undeveloped. The combination will produce a very healthy pipeline. Acquisition of Credo will essentially double our production in reserves and will enhance our disclosures. Combined year end 2011 production equates to over 723,000 BOE, or barrels of oil equivalents, while future net cash flows from proven reserves is about $250 million.

The acquisition will result in meaning scale and ownership in 10 North America basins, as we’ve already highlighted. The acquisition of Credo will increase the contribution of oil in our production and reserves. As you may know, Forestar shifted its marketing promotions of formations with a heavier concentration of liquids.

By the end of Q1 2012, oil represented about 47% of our share of production. Credo’s undertaking a similar initiative in its operations, and by Q1 2012, had successfully shifted production to 51% oil. We will continue to focus our resources on oil and liquids production as we move forward.

On a pro forma basis, oil represented 43% of reserves at year-end 2011 and is expected to grow to 70% by year end 2015. Now beyond oil, we will be well positioned to ramp up natural gas production as prices recover. The combination of Forestar and Credo’s natural gas assets will be substantial, and we’ll realize the benefit of relatively-low carry cost on the natural gas market rebalance.

Acquisition result and the combined 2011 year in pro forma production was 723,000 BOE with approximately 42% represented from oil. We believe this production represents just the beginning of our forward curve of opportunity. Let me remind you that at the end of 2011, Forestar’s PBT had increased by 81%, while Credo’s PBT had increased 62% during its 2011 fiscal year, with the oil component reserves increasing 106%.

Credo’s Bakken assets, still in its infancy, had only a marginal contribution of year in reserve with 9 wells including PDPs, 2 in PDNPs and 29 in PUDs. Given the potential for up to 400 wells, over 90% of the Bakken’s contribution of production reserves and cash flow is still in front of Credo.

In turn, significant opportunity exists on Forestar mineral acreage, where we’ve been focused on developing prospects to market — promote, and ultimately increase exploration and development activity. As a result, it’s our expectation that production will continue to grow and increasingly shift to a higher concentration of liquids.

Now, I’ll turn the call over to Chris, to provide some details on the acquisition as well as the financials.

Chris Nines - Forestar Group Inc. - Chief Financial Officer

Thank you, Jim. As mentioned earlier, Forestar has agreed to acquire Credo for $14.50 per share in all-cash transaction, representing approximately $146 million. In addition we expect to incur approximately $7 million in closing cost associated with the transactions, excluding financing cost. The purchase price of $14.50 per share represents a 34% premium above Credo’s pre-announcement market close on Friday, June 1st.

To fund this acquisition we’ve secured a $75 million commitment financing from KeyBanc, and would use $78 million in available cash and liquidity to fund the acquisition today. However, we intend to pursue amendments to our existing credit facilities to fund a significant portion of the purchase price at closing.

As we think about our financial leverage, our balance sheet has been strengthened by the sale of non-strategic timberland and real estate assets over the past several years. And as of April 30, 2012, our standalone debt to total capital was only 27%, the lowest it has been since we became a public company at year end 2007.

Credo has virtually no debt, so at closing on a pro forma basis we would expect the total debt to total capital ratio of approximately 38% and we would expect to have over $100 million in available liquidity. Despite this increase in leverage Forestar maintains a solid financial profile and ample liquidity, and we will benefit from a stronger recurring cash flow profile.

In addition, by year end, we will expect our financial leverage to be further reduced through the sale of additional stabilized commercial and income-producing assets combined with improved operating results. We believe this transaction is structured to leverage our balance sheet strength and maximize long-term value for shareholders.

Now, let me turn the call back over to Jim for some concluding remarks.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thanks, Chris. The addition of Credo will further strengthen our portfolio of assets and provide greater scale to leverage the skill and the capabilities of the combined oil and gas team. Relative to the oil and gas, increase in production reserve growth is centric to execution of our strategy.

We will continue to increase our participation in oil and gas production, in working interest and by operating, and strategic oil and gas formation. Furthermore, we will continue to develop prospects in drilling across targeted formations, as we build a pipeline of future opportunity.

In real estate, we continue to focus on growing residential lots and commercial sales primarily driven by our ability to deliver lots and pad sites in a credit-constrained market. Our ability to deliver lots in commercial sites in quality locations is a distinct competitive advantage. Given that over 75% of our real estate investments are in the major markets of Texas, we are well-positioned to benefit going forward.

Following close, we’ll about $200 million invested in almost 720,000 net mineral acres, and over 200,000 wells generating royalty and/or working interest revenues. In real estate, we will have about $570 million invested in almost 150,000 acres of land, which includes almost 100 projects and properties, with the majority of the investment in Texas.

And relative to the water, we continue to promote and market our groundwater resources with the belief that we will become part of a long-term solution for Texas’ water needs.

And, finally, executing our growth strategy, we will remain grounded on our commitment to making only strategic and disciplined investments that mean return expectations and generating near-term cash flow and earnings. We will continue to build momentum in proving up our assets, and achieving our Triple in FOR initiatives.

In summary, the combination of Credo and Forestar, will strengthen cash flows, provide a solid platform for growth and investment, and improve our ability to accelerate value realization from our minerals.

I think there’s five key benefits to be realized from this acquisition. One, creating meaningful scale with ownership and operations in several prolific oil and gas basins. Number two, executing our initiatives coupled with the acquisition, positions Forestar with a sound balance sheet, ample liquidity and incremental recurring cash flows.

Three, Credo’s portfolio of mineral interest in operations, especially in the Bakken is liquid-rich, further increasing oil in production and reserve. Four, going forward as an operator, Forestar will have the ability to expand disclosures related to oil and gas reserves. And last, yet certainly not least, the combined talent and capability of Credo and Forestar teams, with proven track records, is the key to our future success in growing shareholder value.

In conclusion, we believe the acquisition of Credo will generate attractive returns as well as provide Forestar with many benefits relative to proving up the value of our assets, and delivering long-term shareholder value.

We thank you for your interest, and we will now open up the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And our first question is coming from the line Mark Weintraub from Buckingham Research. Please proceed.

Mark Weintraub - Buckingham Research Group - Analyst

Good morning. Perhaps if you could first just tell us a little bit on how the transaction came about and how long it was in the making.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Mark, I will tell you that it’s close to — probably close to a year that we have been looking at Credo and more recently in discussion. But I would also tell you that for the last, I would say, two to three years, Mark, we have continued to look for opportunities that would help us advance the value realization of our business, particularly our mineral interest.

So, we have been active and this is an acquisition that we think, as I said earlier, meets a number of objectives that we have.

Mark Weintraub - Buckingham Research Group - Analyst

Is it possible to share how this particular opportunity came to light?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. It was principally through relationships. Flavious Smith had — knew a couple of the principals associate with Credo, and that’s how it began.

Mark Weintraub - Buckingham Research Group - Analyst

And you note that you expect the acquisition to be accretive in year one. Can you bracket that a little bit? Or, perhaps, tell us what type of cash flows and earnings the — the existing Credo properties should be generating in the current environment?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

The transactions that are expected to close in the second half of this year, Mark, and we will have further insight into the — into how accretive the transaction is. But I would tell you that, you know, based on our analysis today, and the valuation, we are very encouraged by the potential and the prospects of the acquisition.

Mark Weintraub - Buckingham Research Group - Analyst

And then, lastly, and I’ll give it up, for a bit at least. What’s your — you noted that it achieves your return requirements. When you’re looking at oil and gas opportunities, what do you view as your return requirements? And is it the same as you look at your real estate businesses, et cetera, or, are there differences? And maybe just help us understand the thought process there.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

It’s pretty close to the same, Mark. In oil and gas investments, whether it’s investments in exploration or drilling or in acquisitions, we are targeting a 20% rate of return. If you recall in real estate, we use a little different metric, and it’s a return on cost metric that’s generally in the mid-30s,that kind of equate to low to mid-20s IRR. So, the expectations, whether it’s — whether it’s oil and gas or real estate, or any other investments that we have are generally going to be within that realm.

Mark Weintraub - Buckingham Research Group - Analyst

And would it be fair to, at least, as starting point, use that kind of 20% IRR as the type of earnings in the near term that the business is throwing off? Or, to get there, is there a lot of growth or back-ended cash flow enhancement?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

There’s some — Mark, as I said, there’s some immediate returns, but to get to the 20% return is going to take a little bit of time. Keep in mind that — if you recall, there’s a nice position in the Bakken and Three Forks, and it is in its infancy. However, the raise in the pace of drilling is pretty aggressive, so we think that’s going to come on pretty quick, and that’s a needle mover in this transaction, and even for the oil and gas business.

Mark Weintraub - Buckingham Research Group - Analyst

And actually, just one last one, too. You have the slide where you note the reserves at Credo —at the end of October, I guess it is, and Forestar at the end of December. Now is the methodology somewhat different given that they are an operator and you’re not, so those aren’t directly comparable, or is it that not the case?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

There’s a —the methodology is the same. If you recall, Mark, as we’ve commented a couple of times, if you’re not an operator or more specifically, if you don’t have the ability as well as the intent, you’re limited as to the number or to the categories of reserves that you can report.

Therefore, for the most part, to date Forestar has been limited just reporting PDP. However, as an operator such as Credo, they report PDP, PDNPs and PUDs, the three categories of proven reserves, which is one of the real benefits of this transaction assuming close for us going forward, is it will further enable us to be able to report additional categories of reserves. And, of course, that’s based on proven up acreage.

Mark Weintraub - Buckingham Research Group - Analyst

And do you happen to know offhand, had you not, in the case of Credo, have been able to report the other two categories, what would have that reserves number look like instead of the 4.1?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Mark, that will be very difficult to say off the top of my head. More — I think that the key point is that having the ability to be able to operate will change the way that we structure transactions and agreements. With that ability to operate, I feel pretty — very confident saying that in most cases we’ll at least venture, but put ourselves in a position so that we can report PDPs and PUDs.

Mark Weintraub - Buckingham Research Group - Analyst

Okay. And I think there are two separate things — you’re saying basically, your negotiating position will be better, and then secondly, you’d also have the ability to report the additional —?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. We would have the ability to operate. There will be certain conditions, Mark, in certain locations with risk and cost and profiles, as well as those that are just very strategic and core to the business that we make the election to just drill them ourselves.

Mark Weintraub - Buckingham Research Group - Analyst

Okay. Thank you.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thank you, Mark.

Operator

Your next question is coming from the line of Eric Anderson from Hartford Financial. Please proceed.

Eric Anderson - Hartford Financials - Analyst

Yes. Good morning. Could you clarify something for me? Is the company the operator in the Bakken, or they — have a working interest of 8% in these wells?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

It’s a working interest and a percent. They’re not — Credo is not the operator in the Bakken and Three Forks.

Eric Anderson - Hartford Financials - Analyst

Okay. So do you have the ability to sort of attribute kind of where the bulk of the value is coming from in terms of these regions?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes, I would give you a sense — I would tell you that it’s a little bit more than half of the value that we ascribe to the transaction and is associated with the Bakken and Three Forks.

Eric Anderson - Hartford Financials - Analyst

Okay. And is that an area that you would view as sort of a core keeper? Or, is that something maybe you’d want to monetize and take some of that capital and develop areas where they have a higher working interest, such as Nebraska?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. Eric, I would tell you that that would be a core region and basin and formation that we would want to continue to participate in. It sounds like you’re familiar with the Bakken and Three Forks. If you’ve been watching it over time, the operators’ ability to increase the EURs as well as sign additional zones, below the Bakken and Three Forks, just continues to expand.

You know, that play is still somewhat in its infancy, especially for us, and we think that there’s a — there’s quite a bit of upside going forward.

Eric Anderson - Hartford Financials-Analyst

What about, sort of, the use — or the required uses of capital, once you’ve closed the transaction in terms of going forward? How much capital will be acquired to kind of implement what they’ve got on their plate?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. Eric, it’s — in oil and gas side it will be somewhere between 30 million to 35 million, and it can vary a little bit on each of those numbers, just depending on what’s going on in the market. There will be be certain conditions in which you’ll speed up, and others in which you’ll slow down, but that’s in the range of the capital requirements for the oil and gas.

Eric Anderson - Hartford Financials - Analyst

The fact that they have no debt, does that somewhat imply that they’ve been, sort of, staying within their budget from the cash flow that’s been generated from their properties?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Eric, I would say so. I would agree with that.

Eric Anderson - Hartford Financials - Analyst

And is that a strategy you would see being maintained going forward, to what you want to accelerate?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Eric, we would very much like to accelerate that. Forestar is in a little bit different position with our credit facility and liquidity, and now given the foundation of our business, we would look to exercise the opportunities that are in front of us.

Eric Anderson - Hartford Financials - Analyst

Now so, if we shift over into some of the areas where you’ve got a high concentration of acreage — Louisiana, East Texas, I remember that you did some seismic deals where you were able to acquire some 3-D seismic and possibly generate some internal prospects. Is that something that you might use some of their people to implement a strategy similar to what they’ve been doing on their own, in terms of on a — legacy Forestar properties?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

The answer is, yes, Eric. Keep in mind that in addition to Credo, we have continued to invest in our people, in our oil and gas team. Today Flav has put together a team that includes land and engineering and geology and geophysics, and he’s just about rounded out, you know, a pretty solid E&P team.

So, in combination of the people that we have in place at Forestar, with Credo, we think there’s some real synergy there, that’s just — it opens up a number of options and alternatives relative to our mineral assets, and our business. But to your point, if we — as we access this 3-D seismic and we find some really good opportunities and — we are certainly going to position ourselves to take the most advantage of them.

Eric Anderson - Hartford Financials - Analyst

Okay. I appreciate your answers.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Good. Thank you, Eric.

Operator

Your next question is coming from the line of Albert Sebastian from Prospect Advisors. Please proceed.

Albert Sebastian - Prospect Advisors - Analyst

Good morning, gentlemen.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Good morning, Al.

Albert Sebastian - Prospect Advisors - Analyst

Jim, with regards to your share buyback, under your 2009 strategic initiative you’re supposed to buy back 7 million shares, and you’ve bought back 1.9 million so far under that program. The average price that you brought it back at was $14.68, and given where your share price is now, you are at 12 — as of now $12.27, your book value is at $14.80.

So I guess my question is — is given where the share price is, and given — particularly relative to book value, and given where you’ve bought it back in the past — and also you have over 5 million shares under the 2009 strategic initiatives to buy back. Where do we stand with that? That is, is that something — you indicated you’re going to do it, are you going to continue to pursue that?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. Al, I think you did a great job of framing up both the question and answer. You are correct. In our 2009 initiatives we stated that we’d buy back up to 20% of the outstanding stock, which is roughly 7 million shares, and we have been consciously buying back stock, as you said, under $15.

Unfortunately, within probably the first half of this year, Al, given the various transactions that we’ve been involved with this one in its discussions as well as the transactions with Cousins Properties and reporting requirements, we’ve been in a blackout period for a majority of this year.

But to your point, we still fully believe that buying back stock is a good investment and a great opportunity. And as we’ve consistently said is that we are going to use cash in a way that creates the greatest value for our shareholders. So, that’s the way that we’ll continue to invest.

Albert Sebastian - Prospect Advisors - Analyst

Okay. But, I guess any acquisition that you make you have to look at that acquisition and the cash that you — and the liquidity you use to make the acquisition. You have to evaluate that vis-a-vis where your share price is, and also relative to what you indicated you’re do in your strategic initiatives. Is that correct?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

That’s correct?

Albert Sebastian - Prospect Advisors - Analyst

And do you think that you’re going to be — after you make this acquisition, are you going to be in a position to buy in your stock, do you feel? Will you have enough financial flexibility to do that?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. Al, as we stated, we think that the balance sheet and our position relative to liquidity will continue to be strong, and that will certainly be one of our options and alternatives.

Albert Sebastian - Prospect Advisors - Analyst

Turning specifically to the acquisition, can you tell us a little bit about some of the particulars? Is there a break-up fee associated with this? And also, can you talk about the management structure after the acquisition is completed? And, are there any synergies with regards to eliminating — cost-cutting, eliminating certain overlapping functions?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes, Al. You asked two questions. One was relative to the break-up fee, and, yes, there a break-up fee included in this agreement, in the terms and conditions. It’s — as you would expect it is reflective of market. And second, relative to the organization and its structure, as you would expect, what we will do is to make sure that our people and their disciplines are structured and engaged with their counterparts with Credo in such a way that it optimizes the use of the human resources that we have.

We would expect that we will continue to operate out of the office in Denver, which is where Credo is located. It’s in a good proximity to those assets and operations. And third, you asked about synergy. Al, there’s probably some synergy. Our focus has not been on identifying synergy to support the underwriting and the acquisition of Credo. We believe that there’s some out there.

The real focus has been on, does this acquisition achieve the objectives that we have relative to our strategy, as well as the initiatives. And we think that the benefits that I reviewed with you, is the lion’s share of the returns that we will generate from this acquisition.

Albert Sebastian - Prospect Advisors - Analyst

Okay. If I may, I just have one last question. Can I turn to real estate for a moment, Jim?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Sure.

Albert Sebastian - Prospect Advisors - Analyst

I guess one of the things that concerned me a little bit over the years, is you still have a lot of capital tied up in the special improvement districts, in Cibolo Canyons.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes.

Albert Sebastian - Prospect Advisors - Analyst

And so, my first question — concern, your initial investment that you made in the resort, which was $43 million plus you gave 700 acres of land.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes.

Albert Sebastian - Prospect Advisors - Analyst

And I guess when you evaluated that, the 700 acres you basically — given your methodology, the 700 acres, that was done at market value, not cost. Correct?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

True. The 700 acres was a contribution. Our contribution to the resort was roughly the $43 million to $45 million and 700 acres.

Albert Sebastian - Prospect Advisors - Analyst

Right. And when you — when you analyze your return on investments there, your mid-30%, you — as you do, you evaluate that relative to land at market value as opposed to cost. Correct?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Sure.

Albert Sebastian - Prospect Advisors - Analyst

Okay. So I guess my question with regards to that, in particular, is it just seems as though you’ve only received $8 million from the special improvement district and you made this investment back in 2007. So, can you help me understand why that was a good investment?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Sure. The — two things, I think that the receipts back from a (inaudible) and sales new for a little over 10, Al. I think 8 was — I think it was a little over 8 last year, and so there was some from the previous year. There’s a couple different ways to think about this, Al.

First, keep in mind that there is a return form the resort, and there is a return from the overall project. If you recall, when we first started selling lots in 2006, we were selling lots for — in the low 50s, as this was pre-resort. As recently as 2012 our average lot [price] (corrected by company after the call) is close to the mid-70s.And that’s a reflection of the value that’s been created from the resort and overall development. So you have to factor that into that investment as well, it’s not just the return from the district.

Another thing that you need to keep in mind, Al, and I want — I think it’s important to keep this in the proper perspective, is that it’s possible — it’s possible that when the cash flows from the resort to the district becomes stabilized, there’s going to be some other alternatives and options relative to how you may monetize that cash flow stream.

So I think that you’re probably looking at it from a fairly narrow window, whereas the — an investment is — has broader implications beyond the district and beyond the cash flow for roughly 25 years.

Albert Sebastian - Prospect Advisors - Analyst

And, Jim, in terms of the — the resort is going to be in the tax base of the special improvement districts this year — well, I think it was last year, but I don’t think the full basis was in there. So given that — and it’s been a while since you’ve had a significant reimbursement of those costs from the special improvement district.

Can you give us and indication of — is this the — is this is a year where you think there may be a significant bond floated by the district that would allow a significant reimbursement of your cost at Cibolo Canyons?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Al, it would be — it would be difficult to predict if it’s going to be this year. The owners of the resort protested their tax evaluation and tax payment, and the outcome of that is that there was minimal change in the appraised value of the resort. But what I would also say is that, given the activity that we just see today in residential sales as well as potential sales for other commercial uses, that the ad valorem value will be there in time.

I would say and this is my opinion, Al, it’s doubtful that it’s going to happen this year. But everything that we see going forward is positive as it relates to the district’s ability to issue bonds in the future.

Albert Sebastian - Prospect Advisors - Analyst

But, again, that’s going to be a function of the tax-base of the district. Correct?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

That’s correct.

Albert Sebastian - Prospect Advisors - Analyst

And has there been a significant increase in the tax base of the district this year vis-a-vis last year?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

There’s been an increase, Al. The significance is — the significance is relative, but I would say it is continuing to grow and — but the homes help, the valuation resorts will be important, what’s even more important is — will be commercial uses.

Albert Sebastian - Prospect Advisors - Analyst

Thank you.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

All right, thank you, Al.

Operator

Your next question is coming from the line of Fletchen Shaw from (inaudible). Please proceed.

Fletchen Shaw — Analyst

Hi. Good morning. So I just want to find out about the — I did see the voting agreement, there is a shareholder vote required, but I wasn’t sure if there was any regulatory approval because of the size of the transaction. So, is there an HSR required?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. We don’t think that HSR is going to be required and with regards to other regulatory approvals that’s going to be up to the SEC.

Fletchen Shaw — Analyst

Okay, so the path of completion is essentially getting SEC review effective, announcing a shareholder vote, and then basically that’s the path to completion here.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

I’d say that’s accurate.

Fletchen Shaw — Analyst

Okay, fair enough. Now there — I just wanted to understand -I think I missed the first part of the exercise about the backer on the transaction. Can you just maybe walk us through why this was an all-cash transaction rather than a mixed consideration for that matter?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. If we go back to the previous line of questioning, when we think about Forestar’s equity and our investments through repurchases and buybacks, we just didn’t think that it was the prudent use of equity at this time, given this transaction. We were confident enough in our analysis and due diligence that we felt very confident in making an all-cash transaction.

Fletchen Shaw — Analyst

Okay. And so, the financing is committed. Correct?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Right.

Fletchen Shaw — Analyst

And so, you’re not expecting any issues between now and essentially the closing, even with the — the significant volatility in the markets?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

That would be correct.

Fletchen Shaw — Analyst

Okay. Fair enough. Thank you very much, guys.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thank you.

Operator

Your next question is coming from the line of Richard Dearnley from Longport Partners. Please proceed.

Richard Dearnley - Longport Partners - Analyst

Good morning. Could you share how you arrived at the price — what valuation metrics seem to be most important?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. Richard, there’s two primary elements of valuations for us in this transaction; first, very straightforward, and conventional for evaluating an oil and gas company, and that’s an evaluation of the existing reserves which is pretty straightforward. Not much rocket science in that.

And the second, which was — took a little bit more time, but one in which we are very comfortable with was an evaluation of the leasehold interest in the Bakken and Three Forks, in the Williston Basin. We did some pretty exhaustive analysis and underwriting and due diligence associated with that. So, those were the two primary components in evaluating this transaction.

Richard Dearnley - Longport Partners - Analyst

It looks like — given that Credo should have a substantive increase in production this quarter from the Bakken, that the valuation for the company is going to fall in — around the $100,000 per barrel a day of production on this quarter’s run rate — actually a little less than that, but the production I guess is a little fuzzy. Is that — does that sound right? I mean, that’s also an industry metric that keeps recurring.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. Richard, off the top of my head, the answer would be, no, that does not sound right. Back to the comment that we made earlier in the call, the rate of ramp up in Bakken and Three Forks, where we have interest is it’s pretty rapid right now. So we don’t —

Richard Dearnley - Longport Partners - Analyst

That’s a moving target.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. It’s a little bit of a moving target, but if we look at what is the — what’s currently being drilled, completed, and planned for drilling, it’s pretty aggressive. And I think if you go back and you look at Credo’s releases, and updates you’ll see a trend in which they would forecast additional sums of capital be invested in Bakken. So, we believe it’s trending up from an activity perspective.

Richard Dearnley - Longport Partners - Analyst

Was that capital need that has been going up dramatically a principal reason for selling?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

You would have to — I think you would need to talk to Credo about that and their motives for selling. I think it will be a little presumptuous on our behalf to speak for them.

Richard Dearnley - Longport Partners - Analyst

Right. I understand. Thank you.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thank you, Richard.

Operator

Your next question is coming from the line Omari Ramirez from Water Island Capital. Please proceed.

Omari Ramirez - Water Island Capital - Analyst

Congratulations, on the transaction. I just wanted to get a little more clarity on the liquidity aspect of financing the transaction. I see in the first quarter you guys have about $6 million worth of assets, so I wanted to — of cash — so I wanted to know; did you plan on coming out with the balance due to asset sales? And if so, could you speak on what types of assets you guys were looking to sell in order to raise the rest of the cash for the transaction?

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Yes. I think Chris pretty well covered it in his comments, so I’m going to turn this question over to Chris, our CFO, who is very capable of speaking to financing and liquidity.

Chris Nines - Forestar Group Inc. - Chief Financial Officer

Yes. At the end of the first quarter we did add $6 million in cash and about $150 million in availability under our revolver.

Omari Ramirez - Water Island Capital — Analyst

Okay.

Chris Nines - Forestar Group Inc. - Chief Financial Officer

In the month of April, as we disclosed on our — on our last call, we sold our interest in Light Farms which generated a $25 million cash payment to Forestar, roughly a $30 million reduction in debt. So as we sit here at the end of April, we have — a figure today, we have approximately over $30 million in cash on the balance sheet, plus the $145 million in available liquidity.

So we have plenty enough to close the transaction today, and on top of that, we have a $75 million financing commitment from KeyBanc. So post-closing we would still have north of $100 million in availability.

Omari Ramirez - Water Island Capital - Analyst

Perfect. Thanks a lot.

Chris Nines - Forestar Group Inc. - Chief Financial Officer

You’re welcome.

Operator

At this time, I’m showing no further questions in queue. I would like to turn the call back over to Mr. Jim DeCosmo for any closing remarks.

Jim DeCosmo - Forestar Group Inc. - President, Chief Executive Officer

Thank you. Once again, I just want to thank everybody for joining us on the call this morning. And I wish that everybody have a wonderful day. Thank you.

Operator

Ladies and gentlemen, we thank you for participating in today’s conference. We thank you for your participation, and you may now disconnect. Have a great day.

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